EXHIBIT 99.1

NEWS RELEASE

For Release: Monday, January 8, 2007, 3:05 pm Central Time	Contact:	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES 510(K) CLEARANCE OF

INNERCHANGE MICRO-INTRODUCER CATHETER

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has received 510(k) clearance from the U.S. Food & Drug Administration to launch the InnerChange™ micro-introducer catheter. The InnerChange is a kit of custom designed components that allows a physician to gain access and perform a diagnostic angiogram using one micro-access needle stick. The InnerChange will be available in both 4F and 5F versions with three different tip configurations for use in a variety of diagnostic catheterization procedures. Vascular Solutions expects to launch the InnerChange through its direct U.S. sales force starting with initial evaluations occurring in January.

“The InnerChange is another one of our clinically-unique specialty catheter products that our sales force is well-suited to introduce into peripheral vascular procedures,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “Combining a micro-introducer kit with a sheathless diagnostic catheter, the InnerChange kit provides benefits in convenience, efficiency, simplicity and value compared to the multiple products now required to perform the same procedures. While the acceptance of the InnerChange will require the customary product sampling and a gradual cross-over from standard practices, we believe that the InnerChange has the potential to become a $5 million product within our rapidly-growing specialty catheter product line,” Mr. Root added.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Twin-Pass® dual access catheter for dual wire access in interventional procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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